Exhibit 10.38

July 19, 2017

Personal and Confidential
John Suydam
[Home Address]

Dear John:

This letter confirms the terms in connection with your continued employment at Apollo Management Holdings, L.P. (the “Company”).

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Position & Reporting. You will continue to be employed by the Company as its Chief Legal Officer and shall have those duties generally commensurate with your title. You will report to the Company’s Executive Committee.

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Duties. You agree that you will (i) devote your full working time, attention and abilities to your duties at the Company; (ii) promote and protect the interests and reputation of the Company and its Affiliates; and (iii) comply with all rules, policies and regulations of the Company from time to time. Notwithstanding the foregoing, you shall be permitted (a) subject to the approval of the Company, to accept directorships that do not rise to a conflict or involve a Competitive Business (as defined below) in for profit and not for profit enterprises and (b) to engage in charitable, cultural, educational and civic activities, so long as such activities do not interfere with the performance of your duties.

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Annual Base Salary. You will be entitled to an annual base salary at the rate of $2,000,000 (the “Base Salary”), which Base Salary shall be paid in installments not less frequently than monthly. This is an exempt position; therefore, no overtime will be granted. All amounts payable under this letter agreement are subject to applicable withholdings.

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Guaranteed Bonus. For services performed in each calendar year, you will receive an annual bonus (the “Guaranteed Bonus”) payable in Class A Shares of the Company (the “Class A Shares”) having an aggregate value of $500,000, based on the average closing price of a Class A Share on the New York Stock Exchange for the ten trading days preceding the date of grant (rounded down to the nearest whole share). The Class A Shares shall vest in equal annual installments over a three (3) year period, subject to your continued employment through each vesting date.

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Carried Interest Award. You will be entitled to receive points in the general partner of Apollo Investment Fund IX, LP and its parallel funds (collectively, the “Funds”) on the terms generally applicable to other senior partners receiving points in the Funds and as previously described to you and which will be set forth in an award letter.

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Benefit Plans. You will be eligible to participate in the various group health, disability and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to similarly situated employees from time to time. Additionally, you will continue to be entitled to the benefits you previously received from the Company. The Company reserves the right to modify or terminate any such employee program at any time.

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Notice Entitlement. The Company may terminate your employment with or without Cause. The period of notice that we will give you to terminate your employment without Cause, and other than your death or Disability, is 90 days. The Company may terminate your employment for Cause immediately and without notice. We reserve the right to require you not to be in the Company’s offices and/or not to undertake all or any of your duties and/or not to contact Company clients, colleagues or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment and should not be employed or engaged in any other business.

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Legal Fees. The Company shall pay or reimburse you for the actual legal fees incurred in connection with the negotiation of this Agreement, up to a maximum of $7,500, provided, however that any such payment or reimbursement must be made in the 2017 calendar year.

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Payment in Lieu of Notice. Subject to the “Employment in Good Standing; Compliance” section below, we reserve the right to pay you in lieu of any required notice period, the equivalent of your Base Salary on a termination without Cause.

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Severance. If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or by you for Good Reason, in addition to any other rights you may have with respect to vesting, and subject to your execution without revocation of a general release of claims in favor of the Company prior to the 60th day following the Termination Date, the Company will (i) pay you six months’ worth of your annual Base Salary, payable in monthly installments over a 6-month period commencing on the 61st day following the Termination Date, and (ii) subject to your proper election to continue your healthcare coverage pursuant the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and your continued eligibility to continue such coverage under COBRA, the Company will pay the COBRA Premium for a period of 6 months commencing on the 61st day following the Termination Date. As used herein, “COBRA Premium” means the portion of the monthly premium that the Company paid on your behalf during your employment with the Company. The COBRA Premiums will be paid on an after-tax basis or subject to imputed income treatment to the extent required by applicable law.

•	No Solicitation. Without prejudice to your express and implied duties as an employee of the Company, you agree that, for the following periods, you shall not directly or indirectly:

1.	During your employment with the Company and for 12 months following the Termination Date and in connection with a Competitive Business, solicit or induce any Restricted Entity to terminate (or diminish in any respect) his, her or its relationship with the Company or its successors, assigns or Affiliates; and

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During your employment with the Company and for 12 months following the Termination Date and in connection with a Competitive Business, otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement to which the Company or any Affiliate thereof is a party, including without limitation any such relationship with any Restricted Entity.

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No Competition. You agree that, during your employment with or provision of services to the Company and, for 12 months thereafter, you will not, directly or indirectly (including through another person): (a) engage in any Competitive Business for your own account; (b) enter the employ of, or render any services to, any person engaged in any Competitive Business; or (c) acquire a material financial interest in any Competitive Business. Nothing herein or in the 2014 Award Letter (as defined below) shall, however, prohibit you from: (x) becoming employed by, or becoming a partner in, a law firm that is listed in the AmLaw 200 in the year in which the Termination Date occurs; or (y) providing legal services to any person as a member of a prominent law firm or being a passive owner of not more than 2% of the outstanding stock of any class of a company or corporation that is publicly quoted or listed, so long as you have no active participation in the business of such company or corporation. As used in this letter agreement: (i) “person” means an individual, a corporation, limited liability company, partnership, association, trust or any other entity; and (ii) activity undertaken “directly or indirectly” includes any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner or a stockholder, member, partner, joint venturer or otherwise, and includes any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. You further acknowledge and agree that you will comply with the obligations and covenants set forth in the Annex D of the August 12, 2014 award letter (the “2014 Award Letter”) concerning your carried interest points in Apollo Advisors VIII, L.P., which obligations and covenants are in addition to your obligations and covenants in this letter agreement.

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Subsequent Engagement. Notwithstanding anything to the contrary contained herein, while you are employed by the Company, prior to accepting (or entering into a written understanding that provides for your) employment or consulting engagement with any person or entity unrelated to the Company, you will provide (i) written notice to the Company of such offer, it being understood that your acceptance of any such offer before seven (7) days have elapsed following such notice shall be treated as a termination by the Company for Cause, and (ii) a copy of non-competition provisions of this letter agreement and the 2014 Award Letter to any such prospective employer or service recipient, with a copy provided simultaneously to the Company.

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Remedies; Severability. Because your services are unique and you have had and will have access during the course of your employment to Confidential Information, money damages would be an inadequate remedy for any breach of the restrictive covenants contained in this letter agreement (the “Protective Covenants”). Therefore, in the event of a breach or threatened breach of any provision of a Protective Covenant, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). If any provision of this letter agreement shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the fullest extent permitted by law, (i) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (ii) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (ii) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law. You hereby acknowledge and agree with the Company that (a) each of the Protective Covenants is an entirely separate, severable and independent covenant and restriction on you; (b) the duration, extent and application of each of the Protective Covenants is no greater than is necessary for the protection of the goodwill and trade connections of the business of the Company; and (c) in the event that any restriction on you contained in the Protective Covenants shall be found void but would be valid if some part thereof were deleted, such restrictions shall apply with any such deletion as may be necessary to make it valid and effective.

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Indemnification. You shall not be liable to the Company for any loss, claim, damage or liability occasioned by any acts or omissions in the performance of your services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss, claim, damage or liability is due to an act or omission of you made in bad faith or with criminal intent.

You shall be indemnified to the fullest extent permitted by law by the Company against any losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon you by reason of or in connection with any action taken or omitted by you arising out of your status as an employee or agent of the Company or any of its Affiliates or your activities on behalf of the Company, including in connection with any action, suit, investigation or proceeding before any judicial, administrative, regulatory or legislative body or agency to which you may be made a party or otherwise involved or with which you shall be threatened by reason of being or having been an employee of the Company or by reason of serving or having served, at the request of the Company, as a director, officer, consultant, advisor, manager, member or partner of any enterprise in which the Company has or had a financial interest; provided that the Company may, but shall not be required to, indemnify you with respect to any matter as to which there has been a Final Adjudication that your acts or failure to act were in bad faith or with criminal intent.
The right to indemnification granted by this section shall be in addition to any rights to which you may otherwise be entitled and shall inure to the benefit of your successors by operation of law or valid assigns. The Company shall pay the expenses incurred by you in defending a civil or criminal action, suit, investigation or proceeding in advance of the final disposition of such action, suit, investigation or proceeding, upon receipt of an undertaking by you to repay such payment if there shall be a Final Adjudication that you are not entitled to indemnification as provided herein. In any suit brought by you to enforce a right to indemnification hereunder it shall be a defense that you have not met the applicable standard of conduct set forth in this section, and in any suit in the name of the Company to recover expenses advanced pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon Final Adjudication that you have not met the applicable standard of conduct set forth in this section. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that you are not entitled to be indemnified, or to an advancement of expenses, shall be on the Company.
Any indemnification pursuant to this section shall be made only out of the assets of the Company and/or its valid assignees. In no event may you subject the members of the Company to personal liability by reason of the indemnification provisions set forth in this letter agreement. The Company may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this section and obtain appropriate insurance coverage on behalf and at the expense of the Company to secure the Company’s indemnification obligations hereunder and may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this section.
No indemnification shall be denied in whole or in part pursuant to this section because of your interest in the transaction with respect to which the indemnification applies. You shall, in the performance of your duties, be fully protected in relying in good faith upon the records of the Company, its Affiliates and their respective direct and indirect subsidiaries and on such information, opinions, reports and statements presented to any of the foregoing by any of the respective officers, directors or employees, or committees of the board, or by any other person as to matters that you reasonably believe are within such other person’s professional or expert competence.
To the extent that, at law or in equity, you have duties (including fiduciary duties) and liabilities relating thereto to the Company, you shall not be liable to the Company for your good faith reliance on the provisions of this section. The provisions set forth herein regarding indemnification shall survive any termination of your employment or any termination of this letter agreement, in each case, regardless of the reason for such termination.
No amendment, modification or repeal of this section or any provision hereof shall in any manner terminate, reduce or impair your right to be indemnified by the Company or any of its Affiliates, nor the obligations of the Company or any of its Affiliates to indemnify you under and in accordance with the provisions of this section as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Employment in Good Standing; Compliance. As you are aware, the firm is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company and corresponding payment of the foregoing amounts will be subject to your continued employment in good standing, which will include, among other things, your adherence to applicable laws and the Company’s policies and procedures and other applicable compliance manuals (including, without limitation, obligations with regard to confidential information), copies of which will be made available to you. You agree to execute any customary forms and agreements in connection therewith. Nothing in this letter agreement shall be construed as establishing any right to continued employment with the Company.

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Choice of Law; Arbitration; Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this letter agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying New York law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”), a copy of which rules, which are available at http://www.jamsadr.com/rules-employment-arbitration/, have been reviewed by you in their current form. The arbitrator shall have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope or validity of this arbitration clause. The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The arbitrator shall be authorized to issue any award a court could issue except that, to the extent permitted by law, the arbitrator shall not be authorized to award punitive damages. No discovery shall be permitted as part of any arbitration that may take place under this provision. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. You and the Company shall share the JAMS administrative fees and the arbitrator’s fee and expenses. Each party will pay its own attorneys’ fees. You and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this letter agreement may be consolidated or joined with a dispute between any other employee and the Company or any of its Affiliates, nor may you seek to bring your dispute on behalf of other employees, independent contractors or consultants of the Company or any of its Affiliates as a class or collective action. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this letter agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT

WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Section 409A Compliance. If any payments and benefits under this letter agreement are deemed to be nonqualified deferred compensation subject to Section 409A, the following rules of construction shall apply to that portion of the payment or benefit. Any termination of your employment triggering payments or benefits under this paragraph must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) before distribution of such payments or benefits can commence. To the extent that the termination of your employment does not constitute a separation from service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this letter agreement upon your termination (other than due to your death) that constitute nonqualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) (or if earlier, such other payment date or event as may be provided for with the respect to such deferred compensation). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if you are a “specified employee” (as that term is used in Section 409A) on the date your separation from service becomes effective and the payment of the amounts under this letter agreement constitute nonqualified deferred compensation, the payment of which would result in additional taxes or penalties under Section 409A, then such payments shall be delayed until the first business day following the six (6)-month anniversary of the date your separation from service becomes effective, but only to the extent necessary to avoid such additional taxes or penalties under Section 409A. On the first business day following the six (6)-month anniversary of the date your separation from service becomes effective, the Company shall pay you in a lump sum the aggregate value of the nonqualified deferred compensation that the Company otherwise would have paid you prior to that date under this letter agreement. It is intended that each installment of the payments and benefits provided under this letter agreement shall be treated as a separate “payment” for purposes of Section 409A.

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Miscellaneous. This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of the Global Head of Human Capital at her principal office location or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this letter agreement to an Affiliate, this letter agreement may not be assigned by the parties other than as expressly provided herein. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart.

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Please acknowledge your acceptance and the terms laid out in this letter agreement on or before the date that is five (5) business days from the date hereof. You confirm that in signing this letter agreement you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set out in this letter agreement or in the plans or documents referenced herein. At Apollo, we are passionate about delivering uncommon value to our investors and shareholders.

Sincerely,

/s/ Lisa Barse Bernstein
Lisa Barse Bernstein
Senior Partner, Global Head of Human Capital

Agreed and Accepted:

/s/ John Suydam__________________________
John Suydam

July 19, 2017_____________________________
Date

[Employment Agreement Signature Page]

Additional Definitions

“Affiliate” of the Company means any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Company and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.
“Cause” means a termination of your employment, based upon a finding by the Company, acting in good faith, after the occurrence of any of the following: (a) you are convicted of a criminal offense constituting a felony or involving fraud, theft or dishonesty; (b) your intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or your engagement in conduct which is materially injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this document or any other agreements you have entered into with the Company or any of its Affiliates; (f) your material violation of any written policies adopted by the Company or its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or your non-adherence to the Company’s policies and procedures or other applicable Company compliance manuals; (g) the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting (i) a portfolio investment for an account managed by the Company or (ii) a strategic investment undertaken on behalf of the Company or any of its Affiliates; (h) the failure by you to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of death or Disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company's code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement); or (j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity (and at least 30 days) to cure. As used in this definition, “material” means more than de minimis.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means (i) any alternative asset management business (other than the business of the Company, its successors or assigns or Affiliates) in which more than 25% of the total capital committed is third party capital, that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, commercial mortgages, commercial real estate related investments, residential mortgages, residential real estate related investments, business development corporations, special purpose acquisition companies, life settlement investments, life insurance company asset investment vehicles, credit-based asset management vehicles, leveraged loans or other alternative asset investment vehicles, (ii) persons who manage, advise or own such investment vehicles, or (iii) any proprietary investing desk of an investment bank or commercial bank.

“Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by the Company and its Affiliates, including but not limited to, (i) information, observations, procedures and data obtained by you while employed by or providing services to the Company or any of its Affiliates, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) performance data, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) this letter agreement and nonpublic agreements of the Company and its Affiliates, (xv) investment memoranda and investment documentation concerning any potential, actual or aborted investments, (xvi) compensation terms, levels, and arrangements of employees and other service providers of the Company and its Affiliates, and (xvii) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the date you propose to disclose or use such information. For this purpose, Confidential Information will be deemed generally available to the public only if all material features comprising such information have been published in combination.
“Disability” means (i) you are not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you are receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company. The determination of whether or not a Disability exists for purposes of this letter agreement shall be made by a physician selected by the Company and reasonably acceptable to you and who is qualified to give such professional medical assessment.
“Good Reason” means without your written consent, (i) a requirement that you report to any person other than Marc Rowan, Leon Black, and Joshua Harris; (ii) a material breach by the Company of this letter agreement, any award letter or any other existing or future agreement or award letter between you and the Company or any of its Affiliates; (iii) a requirement that your principal place of work is changed to a location outside of Manhattan, Queens or Long Island; or (iv) material adverse change in your title; provided, however, that the foregoing shall constitute Good Reason only if (a) you provide written notice of your employment termination within thirty (30) days after the date you become aware of the initial occurrence of the Good Reason condition, describing such condition in reasonable detail, and (b) you provide the Company with thirty (30) days to remedy the Good Reason condition following such notice and the Company fails to do so. Any resignation for Good Reason must occur within one hundred twenty (120) days after you provide the notice to the Company described in clause (a) of the immediately preceding sentence unless an earlier date is required by the Company. As used in this definition, “material” means more than de minimis.
“Restricted Entity” means clients, customers, suppliers, partners, investors, prospective investors, financing sources or capital market intermediaries of the Company or its Affiliates with which you were materially concerned or had personal contact or about which you had Confidential Information at any time during the preceding 12 months (if your employment has not yet terminated) or the 12 months immediately preceding the Termination Date (if your employment has terminated).
“Section 409A” means Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder.

“Termination Date” means the date on which your employment with the Company and its Affiliates terminates for whatever reason.